UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2017

U.S. CONCRETE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34530	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 N. Main Street
Euless, Texas 76039
(Address of principal executive offices, including ZIP code)
(817) 835-4105
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2017, U.S. Concrete, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Mr. Eugene I. Davis. The Consulting Agreement provides that, in addition to serving as Chairman of the Board of Directors of the Company (the “Board”), Mr. Davis shall provide consulting and advisory services to the Company to assist the anticipated transition of William J. Sandbrook, President, Chief Executive Officer and Director of the Company, from Vice Chairman of the Board to Chairman of the Board, as further described below in Item 5.02 hereof, for a term commencing on September 14, 2017 and ending on the date of the Company’s 2018 annual meeting of stockholders (the “2018 Meeting”) unless earlier terminated as provided for in the Consulting Agreement for consideration consisting of (i) an initial payment in an amount equal to $127,500, which amount represents the amounts due and owing to Mr. Davis for his prior service as Chairman of the Board during fiscal year 2017, and payments of $62,500 on each of October 1, 2017, January 1, 2018 and April 1, 2018, which amounts represent the fees Mr. Davis would have otherwise received as Chairman of the Board for his service through the date of the 2018 Meeting, (ii) the vesting in October 2017 of Mr. Davis’ currently unvested restricted stock units awarded in October 2016 and a grant of restricted stock units, to be awarded no later than October 31, 2017, with a grant date fair value of $167,500, which award shall fully vest on May 17, 2018 and be settled in shares of the Company’s common stock, par value $0.001 per share, within thirty days thereafter, and (iii) reasonable expenses, consistent with the Company’s standard policies for reimbursement of director expenses. Such consideration is substantially consistent with the compensation Mr. Davis would have otherwise received as Chairman of the Board for his service through the date of the 2018 Meeting and replaces any other right to compensation as a result of his service as Chairman of the Board. The Consulting Agreement contains customary covenants, terms and conditions.

The foregoing description of the Consulting Agreement does not purport to be complete and is subject to, and qualified, in its entirety by, the full text of the Consulting Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2017, Mr. Davis, Chairman of the Board informed the Board of his decision to not stand for re-election at the 2018 Meeting. Mr. Davis has served as Chairman of the Board since 2010 and stated that the decision not to stand for re-election was not due to any disagreement with the Company’s operations, policies or practices. Mr. Davis will continue to serve as Chairman of the Board for the remainder of his existing term until the 2018 Meeting. Mr. Davis resigned from his position on the Audit Committee and the Nominating and Governance Committee effective September 14, 2017.

The Board has appointed Mr. Sandbrook to the position of Vice Chairman of the Board, effective September 14, 2017 and expects that he will assume the role of Chairman of the Board following the 2018 Meeting. The Board also appointed Mr. Michael D. Lundin, Director of the Company, to the position of Lead Director of the Board, effective September 14, 2017.

Item 8.01 Other Events.

The Company issued a press release on September 20, 2017, related to the matters discussed in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Consulting Agreement, dated as of September 14, 2017, by and between U.S. Concrete, Inc. and Eugene I. Davis.
99.1	Press Release of U.S. Concrete, Inc. dated as of September 20, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: September 20, 2017	By:	/s/ William J. Sandbrook
William J. Sandbrook
President and Chief Executive Officer